Exhibit 99.1

Revlon Completes Acquisition of The Colomer Group

NEW YORK--(BUSINESS WIRE)--October 9, 2013--Revlon, Inc. (NYSE:REV) today announced that its wholly owned operating subsidiary, Revlon Consumer Products Corporation (“RCPC” or the “Company”), completed its previously-disclosed acquisition of The Colomer Group (“TCG”), including the Revlon Professional business, for a cash purchase price of $665 million after giving effect to purchase price adjustments set forth in the share purchase agreement. The Company financed this acquisition with proceeds from the previously-disclosed $700 million upsizing of its bank term loan facility.

TCG is a beauty care company with approximately $500 million in annual net sales that markets and sells professional products primarily to salons and other professional channels not currently served by Revlon. Key professional brands acquired as part of the transaction include Revlon Professional, Intercosmo, Orofluido, and UniqOne hair care brands; CND nail polishes and enhancements, including the successful Shellac innovation; and American Crew men’s grooming range. TCG also sells certain brands directly into retail channels, including Natural Honey body lotions and Llongueras hair care, and operates a multi-cultural hair-care business under the Crème of Nature brand. This acquisition expands Revlon’s geographic scope with approximately 50% of the acquired business’s net sales in Europe, Middle East and Africa, and approximately 40% in the U.S.

David Kennedy, Interim Chief Executive Officer, commented, “We are excited about the acquisition of TCG, which provides Revlon with broad brand, geographic and channel diversification. The acquisition substantially expands our business, providing distribution into new channels and meaningful cost synergy opportunities. In addition, it offers opportunities for profitable growth by leveraging our enhanced innovation capability and know how. We expect the acquisition to be accretive to cash flow and earnings in the first year.”

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Pure Ice® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following estimates, beliefs, expectations, focus and/or plans: (i) the Company’s belief that the acquisition provides meaningful cost synergy opportunities; (ii) the Company’s belief that, in addition, the acquisition offers opportunities for profitable growth by leveraging our enhanced innovation capability and know how; and (iii) the Company’s expectation that the acquisition will be accretive to cash flow and earnings in the first year. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2012 Annual Report on Form 10-K that we filed with the SEC in February 2013 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2013 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) less than anticipated cost synergy opportunities, more than expected costs to achieve the planned synergies or delays in achieving the expected synergies; (ii) less than expected growth, such as due to difficulties, delays, unanticipated costs or the Company’s inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of the Company’s new products by consumers and/or retail customers; less than expected acceptance of the Company’s brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for the Company’s new product launches; less than expected levels of execution with the Company’s retailers or salons; less than anticipated sales of the Company’s new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the sales environment; more than anticipated returns for such products; actions by the Company’s customers impacting its sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail and/or professional salon channels; adverse changes in currency exchange rates and/or foreign currency exchange controls; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer and/or salon inventory management; greater than expected impact from changes in retailer and/or salon pricing or promotional strategies; greater than anticipated retailer and/or salon space reconfigurations or reductions in retailer and/or salon display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail and/or salon space, product discontinuances or otherwise, exceed the anticipated level of expenses; and/or (iii) less than expected benefits to cash flow and/or earnings from completing the acquisition and/or delays in realizing such benefits, such as due to (a) difficulties or delays in and/or the Company’s inability to expand its distribution into new channels and/or realize the expected cost synergy opportunities and/or (b) difficulties or delays in and/or the Company’s inability to integrate TCG’s business. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

CONTACT:
For Revlon, Inc.
Investor Relations & Media:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations